SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                         FORM 8-K


                       CURRENT REPORT


               PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (date of earliest event reported): August 15, 2000


                          Sheldahl, Inc.
   (Exact name of Registrant as specified in its charter)


           Minnesota			                 0-45	         	  41-0758073
(State or other jurisdiction		     (Commission	     	(I.R.S. Employer
      of incorporation)		         	File Number)	     Identification No.)


       1150 Sheldahl Road
       Northfield, Minnesota				                           55057
(Address of principal executive offices)               		(Zip Code)


Registrant's telephone number, including area code: (507) 663-8000
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Item 5.  Other Events

	On October 26, 1999, Sheldahl, Inc., a Minnesota corporation (the "Company"), announced it had retained USBancorp Piper Jaffray, Inc. as its financial advisor to pursue and recommend various strategic alternatives intended to maximize shareholder value. On June 26, 2000, the Company announced that it had entered into an agreement with Morgenthaler Partners and International Flex Technologies, Inc. ("IFT") pursuant to which they will deal exclusively with each other until August 7, 2000 (the "Exclusivity Agreement") regarding a potential acquisition of IFT by the Company and an investment in the Company by Morgenthaler Partners, the majority owner of IFT, and other potential investors. On August 7, 2000 the Company announced that it had agreed to extend the Exclusivity Agreement until August 21, 2000. In addition, on August 7, 2000, the Company also announced that it expects earnings for its fiscal 2000 fourth quarter to be below analysts' expectations but slightly improved over last quarter and fourth quarter last year. On August 15, 2000, the Company announced that Morgenthaler had invested $2 million in the Company through a debt instrument described below. In its releases, the Company had stated that softer than expected sales in Sheldahl's Core business is driving reduced expectations and will result in an earnings shortfall and continued cash tightness. On August 22, 2000, the Company announced that it had agreed to a second extension of the Exclusivity Agreement. The extension will last until August 30, 2000 and the Exclusivity Agreement has been modified to allow the Company to engage in discussions regarding additional financing proposals beginning August 25, 2000. In the event a transaction with Morgenthaler and IFT is not consummated, the Company will immediately proceed to initiate other alternatives to strengthen its cash flow and financial position.

	In connection with its investment on August 15, 2000, the Company issued to Morgenthaler a subordinated note in the principal amount of $2 million due December 31, 2001 (the "Note"). Interest accrues on the Note at 8% per annum compounded monthly and is prepayable at anytime without penalty or premium. In the event the Company, Morgenthaler and IFT enter into the transactions described above and previously announced, the Note automatically converts into the Series G Convertible Preferred Stock to be issued to Morgenthaler in the transactions. If the parties do not consummate the transactions, the Note is convertible under the following conditions: (A) if the parties' sign definitive agreements for the transactions and if all conditions to Morgenthaler's obligations to close the IFT transaction are met, but Morgenthaler does not proceed, the Note is convertible, at Morgenthaler's option, to the Company's Common Stock at a conversion price of $4.00 per share; or (B) if the parties' sign definitive agreements for the transactions and if all conditions to the Company's obligations to close the IFT transaction are met, but the Company does not proceed, the Note is convertible at the lesser of (i) 50% of the Company's per share market price on December 31, 2000 and (ii) 50% of the Company's per share market price on the conversion date, but in no event in either case, less that $2.00 per share; or (C) if neither A nor B are applicable, such as the Company's shareholders do not approve the transactions, or both A and B apply, or if a definitive agreement is not signed by December 31, 2000, then the conversion price is the lesser of (i) 75% of the Company's per share market price on December 31, 2000 and (ii) 75% of the Company's per share market price on the conversion date, but in no event in either case, less that $3.00 per share. Morgenthaler's optional conversion rights on the Note only apply after December 31, 2000 and then only if the transactions are not closed by December 31, 2000. Any shares Morgenthaler receives upon exercise of its conversion options will be subject to registration rights similar to those provided to holders of the Company's Series D, E and F Convertible Preferred Stock.

	In addition to standard terms and conditions contained in the Note, the Company committed that it would within five business day of August 15, 2000, issue a purchase order for various pieces of equipment for the Company's manufacturing facilities. On August 22, 2000, the Company issued the required purchase order, thereby satisfying the covenant contained in the Note.

	A copy of the Company's press release announcing the investment of $2 million by Morgenthaler is attached hereto as Exhibit 99.1. A copy of the Promissory Note and Subordination Agreement executed in connection with the investment are attached hereto as Exhibits 99.2 and 99.3, respectively. A copy of the Company's press release announcing the second extension of the Exclusivity Agreement is attached hereto as Exhibit 99.4.


Item 7.	Financial Statements, Pro Forma Financial Information and
Exhibits.

	Exhibit 99.1	Press Release of August 15, 2000
	Exhibit 99.2	Promissory Note dated August 15, 2000 between the
              Company and Morgenthaler Venture Partners V, L.P.
	Exhibit 99.3	Subordination Agreement by Morgenthaler Venture
              Partners V, L.P. in favor of Wells Fargo Bank
              Minnesota, N.A., as agent, dated as of August 15, 2000
	Exhibit 99.4	Press Release of August 22, 2000

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SIGNATURE

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


						Sheldahl, Inc.



						By /s/ Edward L. Lundstrom
							Edward L. Lundstrom, President and
							Chief Executive Officer

Dated: August 23, 2000
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